CORBYN INVESTMENT MANAGEMENT, INC.

CODE OF ETHICS

STANDARDS OF BUSINESS CONDUCT

The following standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code of Ethics.  As an officer, director, or employee of Corbyn Investment Management, Inc. (“Corbyn” or the “Company”) the undersigned will:

(1)	conduct his/her affairs with integrity and dignity;

(2)	act in an ethical manner in dealings with any client or prospective client;

(3)	at all times place the interest of clients and prospective clients first;

(4)
conduct all personal securities transactions in a manner consistent with the Code of Ethics and report any violations promptly to the CCO as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

(5)	apply the fundamental standard that investment adviser personnel should not take inappropriate advantage of their positions;

(6)	strive to maintain and improve competence;

(7)
use proper care and exercise professional judgement in dealing with the operations of the Company as required under the Investment Advisers Act of 1940, the rules and regulations thereunder, and any other applicable state or federal securities laws; and

(8)	comply with the Company's policies as set forth below.

The Company and all persons associated with the Company are prohibited from:

(1)	engaging in any act, practices or course of business that is fraudulent, deceptive or manipulative;

(2)	engaging in late trading after the close or in “market timing” when purchasing or redeeming mutual fund shares;

(3)	employing any device, scheme or artifice to defraud; and

(4)	making any untrue statement of a material fact or omitting to state a material fact necessary to make a statement not misleading.

COMPANY POLICIES AND ADMINISTRATION

It is the policy of Corbyn Investment Management, Inc. that no “access person” as such term is defined in Rule 204A under the Investment Advisers Act shall engage in any act, practice or course of conduct that would violate the provisions of Rule 204A or the standards of business conduct as set forth above.  The Company will use reasonable diligence and institute procedures reasonable necessary to prevent violations of this Code of Ethics. It is understood that as a condition of employment all access persons of the Company (for their own or related accounts) shall avoid circumstances or transactions which could be considered a conflict with the interests of the clients of Corbyn.

An access person is defined as any director, officer or employee of Corbyn Investment Management. Rule 204A-1 defines an access person as a person who: has access to nonpublic information regarding a purchase or sale of a client’s securities, has access to nonpublic information regarding the portfolio holdings of a reportable mutual fund, is involved in making securities :recommendations to clients, or has access to such recommendations that are nonpublic. A reportable mutual fund is defined as any fund for which the Company serves as an investment adviser as defined in section 2(a) (20) of the Investment Company Act of 1940.

Access persons are prohibited from receiving any gift or other item of more than de minimis value ($100.00) from any person or entity that does business with the Company.

Access persons are prohibited from serving on the boards of directors of publicly traded companies, unless they receive prior authorization by the Compliance Committee that the board service would be consistent with the interests of the Company and its clients.

A Compliance Committee, consisting of the Company’s Trader; President and Chief Compliance Officer, is responsible for the maintenance of the Company’s Code of Ethics and personal trading policies.  The Compliance Committee will review personal trading records and activities for any potential conflict of interest.  This process of review includes, but is not limited to, comparing the Company’s trade log records with records submitted by access persons.  The Compliance Committee shall notify each person who is an access person who may be required to make reports pursuant to these policies that such person is subject to the reporting requirements, and shall deliver a copy of this policy to each such person.

No less frequently than annually, the Company will furnish to the board of directors of any investment company for which it serves as investment adviser a written report that describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations and certify that the Company has adopted procedures reasonably necessary to prevent access persons from violating the Code.

RESTRICTIONS ON PERSONAL TRADING ACTIVITIES AND PRECLEARANCE POLICY

Access persons covered securities (as defined below) transactions shall be on a last in and last out basis for securities that are also purchased or sold for the clients of Corbyn.  A buying or selling interest on the part of an access person therefore will not affect the price paid or received by the Company for any security.  It is also required that no access person who is aware that the Company is purchasing or selling a particular security, or that the Company has such a purchase or sale under consideration, shall enter an order for the purchase or sale of such security until after the Company’s transactions in that security has been completed.

Covered Security. Rule 204A-1 under the Act treats all securities as covered securities with five exceptions.  Therefore covered securities do not include: direct obligations of the Government of the United States, money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short term debt instruments or repurchase agreements), shares issued by open-end mutual funds; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

However, should it be deemed appropriate to purchase a security for Corbyn clients which is currently held by an access person, the access person will have the option to either: (i) sell the security in question prior to purchase of such security for the clients of Corbyn, or: (ii) to retain the security subject to the condition that the holding be maintained in the account or accounts in question until all shares of such security are entirely eliminated as a Corbyn holding. Access persons holding a security which is held by Corbyn clients must be last to sell. Exceptions to the last to sell policy will be permitted but only under special circumstances after the access person desiring the exception requests permission to and preclears the trade with the Compliance Committee.

Access persons are required to have all covered securities transactions “precleared,” in writing, by the Compliance Committee. The request should include: (i) the security to be purchased or sold, (ii) the price at which the transaction was effected, (iii) the account in which the transaction is to occur, (iv) the maximum number of shares to be purchased or sold; and (v) that the person involved has read and believes the transaction complies with the Code of Ethics. Preclearance authorization will remain valid for that trading day. If the trade is not executed on that trading day, preclearance should again be received on subsequent days before another order is entered. Once preclearance has been granted, personal activity in the cleared security will be monitored. Access persons who find it impractical to “preclear,” such as a trustee for a trust, may make other arrangements with the Compliance Committee.

All access persons shall obtain approval from the Compliance Committee before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering (“IPO”), limited offering or private placement. An IPO means an offering of securities registered under the Securities Act of 1933, as amended (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act. A private placement (limited offering) means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act. Access persons who have been authorized to acquire securities in an IPO or private placement are required to disclose that investment when they play a part in any subsequent consideration of an investment in the issuer by the Company. The Company’s decision to purchase securities of the issuer should be subject to an independent review by an access person with no personal interest in the issuer.

Access persons are expressly permitted to participate in an offering of the common shares of a thrift that is converting from mutual ownership to public ownership, if participation in the offering is a result of the individual’s position as a depositor or borrower at the thrift.

REPORTING

Each access person must report to the Company the following information:

Quarterly Transaction Report. Each access person shall report no later than thirty days after the end of each calendar quarter a record of each security transaction in which the person acquires any direct or indirect beneficial ownership of a reportable security, including an affiliated mutual fund “reportable fund” as defined below. The security transaction report must include; (i) title of the security, CUSIP or symbol, the interest rate and maturity date (if applicable), the number of shares and the principal amount; (ii) trade date; (iii) price at which transaction was effected; (iv) broker-dealer or bank name; and (v) the date the report is submitted by the access person. Persons covered under the definition of direct or indirect beneficial ownership include immediate family (any relative by blood or marriage living in the employee’s household), or the trustee of a trust. Access persons must arrange for duplicate copies of broker or transfer agent statements to be mailed directly to an individual selected by the Compliance Committee.

Account Report. In addition, each access person shall report no later than thirty days after the end of each calendar quarter a record of any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person. The securities account report must include (i) the name of the broker-dealer or bank with whom the access person established the account; (ii) the date the account was established; and (iii) the date the report is submitted by the access person.

Initial Holdings Report. Access persons are required to report to the chief compliance officer, within ten days of employment, the title and type of security, CUSIP or symbol, number of shares and principal amount of each reportable security and fund in which the access person has any direct or indirect beneficial ownership and the name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person.  The report must be current as of a date no more than 45 days prior to becoming an employee.

Annual Holdings Report. Also, access persons are required to disclose annually( which must be current as of a date no more than 45 days before the report is submitted) the title and type of security, CUSIP or symbol, number of shares and principal amount of each reportable security and fund in which the access person had any direct or indirect beneficial ownership and the name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person and the date the access person submits the report.

An access person need not make a quarterly transaction or annual holdings report if the report would duplicate information contained in broker account statements received by the Company.  The statement must contain the information required above and must be submitted in the time frame indicated.

Reportable Security. This is a security as defined in section 202(a)(18) of the Investment Advisers Act, except that it does not include: direct obligations of the Government of the United States, money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short term debt instruments or repurchase agreements), shares issued by open-end funds other than reportable funds; and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Reportable Fund. This is any fund for which the Company serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 and exchange-traded funds.

INSIDER TRADING POLICY

No director, officer or employee may purchase, sell or recommend securities, either personally or on behalf of others, such as for mutual funds or private accounts managed by Corbyn, while in possession of material, nonpublic information; nor may any director, officer or employee communicate material, nonpublic information to others. Every director, officer and employee must keep confidential any material nonpublic information communicated to him or her, including all information relating to securities recommendations, client holdings or transactions, and investment decisions being made by Corbyn.

Material nonpublic information is information that has not been disclosed generally to the marketplace, and is likely to be viewed by a reasonable investor as important in deciding whether to purchase, sell or hold a security or is likely to have an effect on the value of the security.  Material information can include, but is not limited to, a company’s results and operations including, for example, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, extraordinary management developments and the market for a company’s securities including a significant order to purchase or sell securities.  Prepublication information regarding reports in the financial press is also deemed material. Information is “public” when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public.

Before executing any trade for you or others, including investment companies or private accounts managed by Corbyn, access persons must determine whether they are in possession of material, nonpublic information. If they think that they might possess material, nonpublic information; they should consult with a member of the Compliance Committee before taking any action. This degree of caution will protect them, Corbyn’s clients and Corbyn Investment Management.

Furthermore, in accordance with Regulation FD, as an investment adviser to a mutual fund, all access persons are prohibited from disclosing any material, non-public information regarding a fund’s portfolio, its trading strategies, or pending transactions to securities market professionals such as broker-dealers and their associated persons; other investment advisers, certain institutional investment managers and their associated person, investment companies, hedge funds and affiliated persons, and any holder of fund shares who could trade on the basis of the information. Any communications to unaffiliated third parties regarding a fund’s portfolio holdings must only contain information publicly available on either the funds or SEC’s website.

CERTIFICATION

All access persons shall report promptly any violations of this Code of Ethics to the Company’s Chief Compliance Officer.  By signing the attached agreement:

•
You understand that you are an access person as set forth above and as an access person, to the best of your knowledge, you have not participated in or taken any actions related to the Company which might be considered in conflict with the Code of Ethics and the best interests of the clients of the Company and;

•
Have submitted a true and accurate record of all transactions effected for your account and all accounts over which you exercise some control or in which you have a beneficial interest; and are required by this Code of Ethics to be reported; and that such records were submitted within the required timeframe and were complete and accurate at the time of submission.

AGREEMENT TO ABIDE BY THE CODE OF ETHICS FOR
CORBYN INVESTMEMT MANAGEMENT, INC.

This agreement is entered into by and between Corbyn Investment Management, Inc. (the “Company”) and the employee whose signature is represented below (the “Employee”).

By signing this agreement, the Employee acknowledges that:

•	They are an access person as defined in the Company’s Code of Ethics;

•	That to the best of their knowledge have acted in no way in which they have created a conflict with the interests of the clients of the Company;

•	They have read and understand the information contained in the Code; and

•	They will abide by all rules, policies and procedures as described in the Code.

Employee	Date